N e w s R e l e a s e
QUICKSILVER GAS SERVICES LP
777 West Rosedale Street
Fort Worth, TX 76104
www.kgslp.com

Quicksilver Gas Services Names Regan Chief Accounting Officer
FORT WORTH, TEXAS, August 15, 2007 — Quicksilver Gas Services LP (NYSE Arca: KGS) today announced that John C. Regan, will become vice president and chief accounting officer. Regan will succeed D. Wayne Blair, who is being named to a new position at the company’s parent, Quicksilver Resources Inc. The changes will become effective September 4, 2007.
Regan, 37, a certified public accountant, brings more than 15 years of combined public accounting and financial reporting expertise to the company. Most recently, Regan was vice president of finance for the Flow Control Division of Flowserve Corporation. Prior to joining Flowserve, Regan spent eight years with PriceWaterhouseCoopers LLP, concentrating on the upstream energy sector. He holds a bachelor degree in accounting from the University of Miami.
“We are pleased to have John join the Quicksilver team,” said Philip W. Cook, Quicksilver senior vice president and chief financial officer. “His broad experience and proven record in financial reporting will be an added asset as we execute our growth strategy.”
Regan will be located in Quicksilver’s Fort Worth headquarters.
About Quicksilver Gas Services
Fort Worth, Texas-based Quicksilver Gas Services is a growth-oriented limited partnership in the business of gathering and processing natural gas produced from the Barnett Shale geologic formation in the Fort Worth Basin of north Texas. The company began operation in 2004 to provide these services to Quicksilver Resources Inc., which owns the general partner. For more information about Quicksilver Gas Services, visit www.kgslp.com.
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Rick Buterbaugh
817-665-4835
KGS 07-02